February 2009

Pricing Sheet dated February 20, 2009 relating to
Preliminary Terms No. 29 dated January 26, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Standard & Poor’s Depositary Receipts® due August 25, 2009
Reverse Convertible Securities
PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,936,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (See “Commissions and Issue Price” below)
Maturity date:	August 25, 2009
Underlying shares:	Standard & Poor’s Depositary Receipts® (each, a “SPDR”)
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of SPDRs equal to the exchange ratio or (y) at our option, the cash value of those SPDRs as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	12.91656 (the stated principal amount divided by the initial share price, subject to adjustments for corporate events)
Trigger level:	75%
Trigger price:	$58.065 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	August 20, 2009 (three business days before the maturity date)
Coupon:	12.50% per annum, payable monthly beginning March 25, 2009
Initial share price:	$77.42, which is the closing price of one share of the underlying shares on the pricing date
Pricing date:	February 20, 2009
Original issue date:	February 25, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EC4
ISIN:	US617482EC42
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$10,936,000	$164,040	$10,771,960
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor.  The lowest price payable by an investor is $995 per RevCons.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for reverse convertible securities (“RevCons”).

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 29 dated January 26, 2009
Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

You should also read the prospectus for the underlying shares which we are conveying to you via the hyperlink below.  the contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference into this pricing sheet or in any way made a part hereof.
Prospectus for the SPDR Trust, Series 1 dated January 27, 2009

THE REVCONS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE REVCONS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.